 Landmark Bancorp, Inc. 8-K

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
January 30, 2013	Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Fourth Quarter of 2012
Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, January 30, 2013) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 17 communities across Kansas, reported net earnings of $1.6 million ($0.55 per diluted share) for the quarter ended December 31, 2012, compared to $1.3 million ($0.44 per diluted share) for the fourth quarter of 2011. For the full year 2012, Landmark reported net earnings of $6.4 million ($2.16 per diluted share), up 42.0% from $4.5 million ($1.54 per diluted share) in 2011. Management will host a conference call to discuss these results on Thursday, January 31, 2013, at 10:00 a.m. (CT). Investors may participate via telephone by dialing (888) 317-6016. A replay of the call will be available through March 3, 2013, by dialing (877) 344-7529 and using conference number 10023603.

Additionally, our Board of Directors declared a cash dividend of $0.19 per share, to be paid March 4, 2013, to common stockholders of record on February 20, 2013.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We are pleased to report record earnings and solid returns for shareholders in 2012. Net earnings for the full year increased 42.0% to $6.4 million despite a slow-growth economy and challenging interest-rate environment. Fourth-quarter net earnings also increased 24.9% compared to the fourth quarter of 2011. Our non-interest income was very strong in 2012 due predominantly to gains on sales of loans, which more than doubled as low mortgage rates continued to motivate consumers to refinance one-to-four family home loans, driving growth in our origination and sale volumes. We achieved modest overall growth in loans in 2012, with particular strength in commercial lending relationships, amid continued softness in loan demand. Our focus on asset quality continues to keep problem assets at very manageable levels despite an increase in non-performing loans relating primarily to two lending relationships. During 2012, Landmark increased assets and deposits through organic growth as well as the acquisition of The Wellsville Bank, completed on April 1, 2012. Stockholders’ equity increased 7.1% and return on average equity was 10.34% in 2012, a substantial improvement from 2011. While it is difficult to forecast future events, we believe our strong capital position and risk management practices position us well for continued growth in assets and earnings.”

Fourth Quarter Financial Highlights

Net interest income decreased 2.6% from $4.5 million for the fourth quarter of 2011, to $4.4 million for the fourth quarter of 2012. Net interest income was impacted by a decline in net interest margin, on a tax equivalent basis, from 3.72% during the fourth quarter of 2011 to 3.39% during the fourth quarter of 2012. Net interest margin declined as deposit growth outpaced loan demand, resulting in higher levels of investment securities and cash and cash equivalents, which typically earn lower yields than loans. The lower net interest margin was partially offset by an increase in average interest-earning assets from $518.5 million during the fourth quarter of 2011 to $556.8 million during the fourth quarter of 2012. Average interest-earning asset balances increased primarily as a result of the acquisition of The Wellsville Bank. The provision for loan losses decreased from $400,000 in the fourth quarter of 2011 to $300,000 in the fourth quarter of 2012.

Total non-interest income increased $730,000, or 30.7%, to $3.1 million in the fourth quarter of 2012, primarily the result of a $573,000 increase in gains on sales of loans, as more loans were sold in the secondary market compared to the year earlier period. Fees and service charges also increased $159,000 in the quarter as a result of increased deposits and one-to-four family loans serviced for others.

During the fourth quarter of 2012, a $127,000 net gain on sales of investment securities was recognized, primarily as a result of selling approximately $17.8 million of mortgage-backed investment securities, capitalizing on what we believed was premium pricing in the markets for these types of securities. Included in the net gain were $309,000 in losses recorded on the sale of our portfolio of pooled trust preferred investment securities. No gains or losses on the sale of investment securities were recognized during the fourth quarter of 2011; however, $53,000 of other-than-temporary impairment losses was recorded in that period.

Non-interest expense increased $154,000, or 3.0%, to $5.4 million for the fourth quarter of 2012 compared to the year earlier period. Increases in other non-interest expense, compensation and benefits, occupancy and equipment and data processing were primarily associated with the operation of The Wellsville Bank. Partially offsetting the higher expenses was a $325,000 decrease in foreclosure and real estate owned expense as a result of lower valuation allowance provisions during the fourth quarter of 2012 as compared to the same period of 2011. During the fourth quarter of 2012, we recorded income tax expense of $349,000, an effective tax rate of 17.8%, compared to income tax benefit of $69,000 in the same period of 2011. The increase in effective tax rate was the result of higher earnings before income taxes, while tax-exempt income remained relatively stable between the periods. The fourth quarters of both 2012 and 2011 reflect the recognition of certain previously unrealized tax benefits, which favorably impacted our effective tax rate in both periods.

Year-to-Date Financial Highlights

Net interest income grew 1.2% to $18.1 million during 2012, an increase of $215,000 compared to 2011. Average interest-earning assets increased from $510.6 million during 2011 to $562.5 million during 2012. Net interest margin, on a tax equivalent basis, decreased from 3.77% during 2011 to 3.47% during 2012, primarily as a result of holding higher levels of investment securities and cash and cash equivalents as our deposit growth exceeded loan demand. The provision for loan losses decreased $100,000 to $1.9 million in 2012 as compared to 2011.

Total non-interest income was $12.0 million for 2012, an increase of $3.1 million, or 35.0%, from 2011, primarily the result of a $2.9 million increase in gains on sales of loans due to increased volume. Fees and service charges also increased $385,000 from 2011 to 2012 as a result of increased deposits and one-to-four family loans serviced for others.

During 2012, we recognized $486,000 in net gains on sales of investment securities compared to $186,000 in the same period of 2011. Included in the 2012 net gain were $309,000 in losses recorded on the sale of our portfolio of pooled trust preferred investment securities. Partially offsetting the gains on sales of investment securities were other-than-temporary impairment losses of $63,000 and $72,000 recorded during 2012 and 2011, respectively.

Non-interest expense increased $550,000, or 2.8%, to $20.5 million in 2012 compared to 2011. Increases in other non-interest expense, compensation and benefits, occupancy and equipment and data processing were primarily associated with the acquisition and operation of The Wellsville Bank. In addition, amortization expense increased primarily as a result of recording a $212,000 valuation allowance against our mortgage servicing rights in 2012 as a decline in mortgage rates decreased the estimated fair value of these assets. Partially offsetting those increases were declines of $326,000 in professional fees and $320,000 in foreclosure and real estate owned. The decrease in professional fees was primarily related to engaging consultants in 2011 to help us review internal processes and procedures to identify additional opportunities to improve financial performance, without any comparable cost occurring in the 2012 period, while the decline in foreclosure and other real estate expense was the result of lower valuation allowances recorded in 2012. During 2012, we recorded income tax expense of $1.8 million, an effective tax rate of 22.2%, compared to income tax expense of $504,000, an effective tax rate of 10.1%, in 2011. The increase in effective tax rate was the result of higher earnings before income taxes, while tax-exempt income remained relatively stable between the periods.

Balance Sheet Highlights

Total assets increased 2.6% to $614.1 million at December 31, 2012, from $598.2 million at December 31, 2011, primarily reflecting the acquisition of The Wellsville Bank, which was completed on April 1, 2012. Stockholders’ equity increased 7.1% to $63.3 million (book value of $21.67 per share) at December 31, 2012, from $59.1 million (book value of $20.23 per share) at December 31, 2011. The ratio of equity to total assets increased to 10.31% at December 31, 2012, from 9.88% at December 31, 2011, and our ratio of tangible equity to tangible assets increased to 8.00% from 7.59% for the same periods. Net loans increased 1.9% to $315.9 million at December 31, 2012, compared to $310.1 million at December 31, 2011. Investment securities increased 6.7% from $204.9 million at December 31, 2011, to $218.5 million at December 31, 2012.

At December 31, 2012, the allowance for loan losses was $4.6 million, or 1.43% of gross loans outstanding, compared to $4.7 million, or 1.50% of gross loans outstanding, at December 31, 2011. Non-performing loans increased to $9.1 million, or 2.84% of gross loans, at December 31, 2012, from $1.4 million, or 0.45% of gross loans, at December 31, 2011. The increase in non-accrual loans was principally associated with a commercial loan relationship consisting of $4.4 million in real estate and land loans, which was placed on non-accrual status after the borrower declared bankruptcy. In addition, a $3.3 million land loan was subject to a troubled debt restructuring in the fourth quarter of 2012. The loan was restructured into two land loans totaling $2.2 million, which were classified as non-accrual at December 31, 2012, while the remaining balance was charged off. The increase in non-accrual loans did not require an increase in the allowance for loan losses as the evaluation of the collateral securing the impaired loans did not require an increase in the specific allowances. We recorded net loan charge-offs of $1.9 million during 2012 compared to net loan charge-offs of $2.3 million during 2011.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 22 locations in 17 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”).  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, as well as the rules jointly proposed, but recently indefinitely delayed, by the federal bank regulatory agencies to implement Basel III; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights
(Dollars in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	December 31,	December 31,
	2012	2011
ASSETS:
Cash and cash equivalents	$14,920	$17,501
Investment securities	218,538	204,885
Loans, net	315,914	310,081
Loans held for sale	7,163	9,754
Premises and equipment, net	14,967	14,692
Bank owned life insurance	16,701	16,163
Goodwill	13,075	12,894
Other intangible assets, net	2,394	1,923
Other assets	10,395	10,347
TOTAL ASSETS	$614,067	$598,240

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$482,500	$454,134
Federal Home Loan Bank and other borrowings	59,967	76,597
Other liabilities	8,267	8,389
Total liabilities	550,734	539,120
Stockholders' equity	63,333	59,120
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$614,067	$598,240

LOANS (unaudited):

One-to-four family residential real estate	$88,454	$79,108
Construction and land	23,435	21,672
Commercial real estate	88,790	93,786
Commercial	64,570	57,006
Agriculture	31,935	39,052
Municipal	9,857	10,366
Consumer	13,417	13,584
Net deferred loan costs and loans in process	37	214
Allowance for loan losses	(4,581)	(4,707)
Loans, net	$315,914	$310,081

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$9,108	$1,419
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	1,104
Real estate owned	2,444	2,264
Total non-performing assets	$11,552	$4,787

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.67%	0.71%
Total non-performing loans to gross loans outstanding	2.84%	0.45%
Total non-performing assets to total assets	1.88%	0.80%
Allowance for loan losses to gross loans outstanding	1.43%	1.50%
Allowance for loan losses to total non-performing loans	50.30%	331.71%
Equity to total assets	10.31%	9.88%
Tangible equity to tangible assets (1)	8.00%	7.59%
Book value per share (2)	$21.67	$20.23

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at December 31, 2011 has been adjusted to give effect to the 5% stock dividend paid during December 2012.

Financial Highlights (continued)
(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended December 31,		Years ended December 31,
	2012	2011	2012	2011
Interest income:
Loans	$4,056	$4,320	$16,723	$17,441
Investment securities and other	1,247	1,307	5,329	5,145
Total interest income	5,303	5,627	22,052	22,586

Interest expense:
Deposits	457	628	2,149	2,760
Borrowed funds	435	472	1,761	1,899
Total interest expense	892	1,100	3,910	4,659

Net interest income	4,411	4,527	18,142	17,927
Provision for loan losses	300	400	1,900	2,000
Net interest income after provision for loan losses	4,111	4,127	16,242	15,927

Non-interest income:
Fees and service charges	1,420	1,261	5,271	4,886
Gains on sales of loans, net	1,425	852	5,680	2,775
Bank owned life insurance	147	151	540	594
Other	113	111	529	646
Total non-interest income	3,105	2,375	12,020	8,901

Investment securities:
Net impairment losses	-	(53)	(63)	(72)
Gains on sales of investment securities, net	127	-	486	186
Investment securities gains, net	127	(53)	423	114

Non-interest expense:
Compensation and benefits	2,523	2,423	9,788	9,432
Occupancy and equipment	736	691	2,990	2,874
Professional fees	260	244	1,108	1,434
Amortization of intangibles	271	227	1,178	778
Data processing	211	189	842	753
Advertising	80	129	443	554
Federal deposit insurance premiums	102	98	364	465
Foreclosure and real estate owned expense	243	568	332	652
Other	951	654	3,459	3,012
Total non-interest expense	5,377	5,223	20,504	19,954

Earnings before income taxes	1,966	1,226	8,181	4,988
Income tax expense (benefit)	349	(69)	1,814	504
Net earnings	$1,617	$1,295	$6,367	$4,484

Net earnings per share (1)
Basic	$0.55	$0.44	$2.18	$1.54
Diluted	0.55	0.44	2.16	1.54

Shares outstanding at end of period (1)	2,922,275	2,921,967	2,922,275	2,921,967

Weighted average common shares outstanding - basic (1)	2,922,275	2,919,652	2,922,031	2,916,390
Weighted average common shares outstanding - diluted (1)	2,966,656	2,919,652	2,947,121	2,916,390

OTHER DATA (unaudited):

Return on average assets (2)	1.03%	0.88%	1.01%	0.78%
Return on average equity (2)	10.19%	8.84%	10.34%	7.98%
Return on average tangible equity (2) (4)	13.48%	11.88%	13.75%	10.86%
Net interest margin (2) (3)	3.39%	3.72%	3.47%	3.77%

(1) Share and per share values at or for the periods ended December 31, 2011 have been adjusted to give effect to the 5% stock dividend paid during December 2012.
(2) Information for the three months ended December 31 is annualized.
(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.
(4) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.